WILD OATS MARKETS, INC.
2006 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT FOR DIRECTORS

THIS RESTRICTED STOCK UNIT AGREEMENT (the "Agreement") made as of this ___ day of ______, 20__, between Wild Oats Markets, Inc., a Delaware corporation (the "Company"), and (Name) (the "Grantee").

RECITALS

1. As of ____________ the Company grants (the "Grant") the Grantee Restricted Stock Units ("RSUs"), which are exchangeable for shares of Company common stock (the "Stock") under the Wild Oats Markets, Inc. 2006 Equity Incentive Plan (the "Plan") according to the Distribution Election, a form of which is attached hereto, made by the Grantee and pursuant to this Agreement.

2. The Company and the Grantee wish to provide for the grant of the RSUs on the terms and conditions set forth below. RSUs shall only be available to non-employee members ("Directors") of the Board of Directors (the "Board") of the Company.

AGREEMENT

1. Grant of RSUs.

(a) Pursuant to the Plan and subject to the terms and conditions of this Agreement, the Company hereby grants to the Grantee ___ RSUs effective as of ______, 20__. The amount of RSUs granted is based upon the following calculation (check all applicable):

___ Board meeting grant: $3,450 (115% of $3,000) divided by the fair market value ("FMV") as determined below, of the Stock on the NASDAQ National Market.

___ Committee meeting grant: $2,300 (115% of $2,000) divided by the FMV of the Stock on the NASDAQ National Market.

___ Annual service grant: 4,000 RSUs granted each year for service on the Board.

___ Other:______________________________________________________________

(b) For each Grant, the FMV of the Stock shall be determined with reference to the closing price of the Stock as of last trading day prior to the last day of each board meeting. In the event a board meeting adjourns on a day during which the Stock is not traded, FMV shall be determined with reference to the closing price of the Stock on the last trading day immediately preceding the last day of the board meeting. In all other events, the FMV of the Stock shall be determined with reference to the closing price on the day prior to the determination of FMV.

(c) In the event the operation of this paragraph results in the vesting of fractional shares, the number of Units Vested shall be rounded to the next whole Unit.

2. Vesting.

(a) All RSUs will be vested on the date of grant, other than those granted for annual service on the Board, which shall vest on the date immediately preceding the next annual meeting of stockholders. If the Grantee is not a Director on the date immediately preceding the next annual meeting of stockholders and the Grant is not otherwise vested under this Agreement, then the Grant shall be null and void.

(b) Reorganization and Change in Control.

(i) Full Vesting; Termination; Assumption or Substitution. Upon the occurrence of a Change in Control (as defined in Section 9(b) of the Plan), the Units shall become fully vested and payable regardless of whether all conditions for vesting relating to length of service have been satisfied and without regard to any deferral elections. The Committee may also provide for the assumption or substitution of the Units by the surviving entity and make any other provision for the Units as the Committee deems appropriate in its sole discretion.

(ii) Assumption or Substitution. The Company, or the successor or purchaser, as the case may be, may make adequate provision for the assumption of the Units or the substitution of new Units for the outstanding Units on terms comparable to the terms of this Agreement.

(c) All RSUs shall vest upon the death or Disability (as that term is defined in Section 22(e) of the Internal Revenue Code) of the Grantee.

3. Payment for RSUs, Delivery of Stock Certificates. When the RSUs become payable, the RSUs shall be settled in shares of Stock in accordance with the Distribution Election made by the Director prior to the first receipt of RSUs under the Plan (the "Payment Date").

Notwithstanding any distribution election by the Grantee, in the case of death or Disability, as that term is defined in paragraph 2(d) above, of the Grantee, the RSUs shall be payable within thirty (30) days following death or determination of Disability. In the event the 30th day falls on a day during which the Stock is not traded, payment shall be made on the next trading day following the 30th day. Subject to the provisions of Section 5 below, stock certificates (the "Certificates") evidencing the Stock shall be issued to the Grantee as of the Payment Date and registered in the Grantee's name on the records of the Company. Subject to and conditioned on the satisfaction of any withholding obligations, the Certificates shall be delivered to the Grantee as soon as practicable after the Payment Date. Notwithstanding the foregoing, if, at the time that payment is due under this Section 3, the Company's deduction for compensation payable to the Grantee is subject to the restrictions of Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), payment shall not be made until the Company's deduction for the compensation attributable to the payment is not limited by Section 162(m).

4. Dividend Equivalents. The Grantee shall be entitled to receive cash payments (referred to as dividend equivalents) equal to any cash dividends and other distributions paid in cash with respect to a corresponding number of shares of Stock.

5. Adjustments to the Units. The Units granted under this Agreement shall be adjudicated under Section 11 of the Plan if necessary for changes in the stock of the Company.

6. Withholding. Upon the award, vesting, and/or payment of any number of the Units, the Grantee shall make appropriate arrangements with the Company to make payment to the Company of the amount required to be withheld under applicable federal, state, local, and other tax laws (collectively, "Withholding Taxes"). The Grantee may elect to pay such Withholding Taxes in cash by delivering to the Company a check payable to the order of the Company. If the Withholding Taxes arise on or after the date the Units become payable, the Grantee may, in addition to the methods described in the preceding sentence, elect to pay such Withholding Taxes (a) by selling a portion of the Stock then payable under this Agreement if otherwise permitted by this Agreement or (b) as permitted by Section 11(d) of the Plan and as otherwise permitted by this Agreement, by having the Company withhold from the shares otherwise payable and deliverable to the Grantee a number of shares having a Fair Market Value equal to the amount of the minimum required Withholding Taxes, or such lesser amount as the Grantee may elect. In such case, the value of the shares to be withheld shall be based on the Fair Market Value of the shares on the date the amount of Withholding Taxes is determined (the "Tax Date"). The Grantee must make an irrevocable election of the manner of payment of the Withholding Taxes no later that fourteen (14) calendar days prior to the Tax Date; provided however, if the Grantee is subject to Section 16(b) of the Securities Exchange Act of 1934, the election shall be made in accordance with the requirements of Rule 16b-3. If, on and after the time the Units become payable, the Grantee has not made arrangements satisfactory to the Company to pay the Withholding Taxes, the Company shall withhold from the shares, a number of shares having a Fair Market Value equal to the amount required to pay the Withholding Taxes. The value of the shares to be withheld shall be based on the Fair Market Value of the shares on the Tax Date. The Company shall not deliver any shares of Stock unless and until the Grantee has delivered to the Company, or has made arrangements satisfactory to the Company to provide fully for, the required Withholding Taxes. The amount of cash dividend equivalents pursuant to Section 5 shall be subject to Withholding Taxes applicable to wages.

7. Restriction on Transferability. Units, whether or not vested, may not be sold, assigned, transferred by gift or otherwise, pledged or hypothecated, or otherwise disposed of, by operation of law or otherwise at any time. Any attempt to do so shall be null and void.

8. No Rights as a Stockholder. The Grantee shall have no voting or any other rights as a stockholder of the Company with respect to the RSUs. Upon payment of the RSUs and the transfer of shares of Stock to the Grantee, the Grantee shall have all of the rights of a stockholder of the Company. The Grantee's right to receive Stock under this Agreement shall be no greater than the right of any unsecured general creditor of the Company.

9. Miscellaneous.

(a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be given by first class registered or certified mail, postage prepaid, or by personal delivery to the appropriate party, addressed:

(i) If to the Company, to Wild Oats Markets, Inc., Attention: Corporate Secretary, 3375 Mitchell Lane, Boulder, CO 80301-2294, or at such other address as may have been furnished to the Grantee in writing by the Company; or

(ii) If to the Grantee, to the Grantee at Wild Oats Markets, Inc., Attention: Corporate Secretary, 3375 Mitchell Lane, Boulder, CO 80301-2294, or at other address as may have been furnished to the Company by the Grantee.

Any such notice shall be deemed to have been given as of the second day after deposit in the United States mails, postage prepaid, properly addressed as set forth above, in the case of mailed notice, or as of the date delivered in the case of personal delivery.

(b) Amendment. Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by the Company and the Grantee. Notwithstanding the foregoing, this Agreement may be amended in the sole discretion of the Committee by a writing that states specifically that it is amending this Agreement if a copy of the amendment is delivered to the Grantee; provided, however, that no amendment may adversely affect the rights of the Grantee without the Grantee's written consent. Without limiting the foregoing, the Committee reserves the right to change, by written notice to the Grantee, the provisions of the Units in any way that it may deem necessary or advisable to implement the purposes of the grant and this Agreement as a result of any change in applicable laws and regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to such Units that are then subject to the restrictions provided in this Agreement.

(c) Defined Terms. Capitalized terms shall have the meaning set forth in the Plan or herein, as the case may be.

(d) Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e) Waiver. Any provision contained in this Agreement may be waived, either generally or in any particular instance, by the Committee appointed under the Plan, but only to the extent permitted under the Plan.

(f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company and the Grantee and their respective heirs, executors, administrators, legal representatives, successors and assigns.

(g) Rights to Employment. Nothing contained in this Agreement shall be construed as giving the Grantee any right to be retained in the employ of the Company and this Agreement is limited solely to governing the rights and obligations of the Grantee with respect to the Units.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Wild Oats Markets, Inc.

By:

GRANTEE
PLEASE SIGN BELOW:

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